Exhibit 99.1

Preliminary final report

Name of entity:

PSIVIDA LIMITED

ABN or equivalent company reference:	Reporting period:	Previous corresponding period:
78 009 232 026	Year ended 30 June 2007	Year ended 30 June 2006

2. Results for announcement to the market

				A$’000
2.1 Revenues	up	81.9%	to	3,590

2.2 Loss for the period after tax	up	330.7%	to	(121,304)

2.3 Net loss for the period attributable to members	up	330.7%	to	(121,304)

2.4 Dividends	Amount per security		Franked amount per security

Final dividend	Nil		N/A

Interim dividend	Nil		N/A

2.5 Record date for determining entitlements to the dividends	N/A

2.6 Brief explanation of any of the figures reported above to enable the figures to be understood:

N/A

Appendix 4E

Preliminary final report

Year ended 30 June 2007

3. Consolidated income statement

	Current Year 30 June 2007	Previous Year 30 June 2006
	A$’000	A$’000
Revenue	3,236	1,393

Other income	354	580

Research and development – impairment of intangible assets	(94,443)	—

Research and development – other	(23,620)	(26,620)

Selling, general and administrative	(15,309)	(12,628)

Interest and finance costs	(10,803)	(4,544)

Change in fair value of derivative	14,548	3,408

Loss on extinguishment of debt	(28,160)	—

Gain on sale of subsidiary	4,844	—

Foreign exchange gain	303	725

Loss before income tax	(149,050)	(37,686)

Income tax benefit	27,746	9,520

Loss for the period	(121,304)	(28,166)

Basic loss per share (cents per share)	(27.08)	(9.21)

Diluted loss per share (cents per share)	(27.08)	(9.21)

4. Consolidated balance sheet

	Current Year 2007	Previous Year 2006
	A$’000	A$’000
Current Assets
Cash and cash equivalents	3,146	15,447
Trade and other receivables	2,957	1,001
Other	605	632

Total Current Assets	6,708	17,080

Non-Current Assets
Property, plant and equipment	603	3,140
Goodwill	47,757	53,159
Other intangible assets	46,486	162,107

Total Non-Current Assets	94,846	218,406

Total Assets	101,554	235,486

Current Liabilities
Trade and other payables	8,711	7,415
Deferred revenue	1,121	2,669
Borrowings	—	11,220
Other financial liabilities	10,444	2,465
Provisions	168	193

Total Current Liabilities	20,444	23,962

Non-Current Liabilities
Borrowings	—	3,940
Deferred tax liabilities	2,507	32,551

Total Non-Current Liabilities	2,507	36,491

Total Liabilities	22,951	60,453

Net Assets	78,603	175,033

Equity
Issued capital	244,040	230,377
Reserves	12,795	1,584
Accumulated losses	(178,232)	(56,928)

Total Equity	78,603	175,033

Appendix 4E

Preliminary final report

Year ended 30 June 2007

5. Consolidated statement of changes in equity

	Issued capital	Foreign currency translation reserve	Option premium reserve	Employee equity- settled benefits reserve	Accumulated losses	Total
	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000
Balance at 1 July 2005	107,884	(350)	293	632	(28,762)	79,697

Loss attributable to members of the parent entity	—	—	—	—	(28,166)	(28,166)
Exchange differences arising on translation of foreign operations	—	(2,674)	—	—	—	(2,674)

Total recognised income and expense for the year	—	(2,674)	—	—	(28,166)	(30,840)
Shares issued, net of issue costs	122,466	—	—	—	—	122,466
Equity portion of convertible note	—	—	1,706	—	—	1,706
Exercise of options	27	—	(27)	—	—	—
Share options and warrants issued	—	—	715	1,289	—	2,004

Balance at 30 June 2006	230,377	(3,024)	2,687	1,921	(56,928)	175,033

Balance at 1 July 2006	230,377	(3,024)	2,687	1,921	(56,928)	175,033

Loss attributable to members of the parent entity	—	—	—	—	(121,304)	(121,304)
Exchange differences arising on translation of foreign operations	—	(13,704)	—	—	—	(13,704)

Total recognised income and expense for the year	—	(13,704)	—	—	(121,304)	(135,008)
Shares issued, net of issue costs	31,696	—	—	—	—	31,696
Options issued to investors	(19,745)	—	—	—	—	(19,745)
Share options and warrants issued	—	—	27,117	136	—	27,253
Share option revaluations	—	—	—	(284)	—	(284)
Conversion of convertible notes	1,712	—	—	—	—	1,712
Extinguishment of convertible note	—	—	(1,706)	—	—	(1,706)
Sale of subsidiary	—	—	—	(348)	—	(348)

Balance at 30 June 2007	244,040	(16,728)	28,098	1,425	(178,232)	78,603

6. Consolidated cash flow statement

	Current Year 2007	Previous Year 2006
	A$’000	A$’000
Cash flows from operating activities
Receipts from customers	2,105	2,469
Payments to suppliers, employees and consultants (excluding research and development)	(17,202)	(10,860)
Interest received	314	574
Income tax paid	—	—
Research and development expenditure paid	(9,069)	(12,980)
Other income received	11	69
Interest paid	(1,177)	(1,008)

Net cash flows used in operating activities	(25,018)	(21,736)

Cash flows from investing activities
Purchase of property, plant and equipment	(97)	(1,555)
Proceeds from sale of property, plant and equipment	1	26
Net cash from sale of subsidiary	2,280	—
Net cash paid for acquisition of business	—	(4,033)

Net cash flows provided by (used in) investing activities	2,184	(5,562)

Cash flows from financing activities
Proceeds from issues of ordinary shares	33,071	11,946
Payment of share issue costs	(1,859)	(2,045)
Proceeds from borrowings	8,271	20,500
Payment of borrowing costs	(1,756)	(741)
Payment of note redemption costs and penalties	(7,326)	(498)
Repayment of borrowings	(19,052)	—

Net cash flows provided by financing activities	11,349	29,162

Net (decrease) / increase in cash and cash equivalents held	(11,485)	1,864
Cash and cash equivalents at the beginning of the financial year	15,447	12,892
Effects of exchange rate changes on cash and cash equivalents	(816)	691

Cash and cash equivalents at the end of the financial year	3,146	15,447

Appendix 4E

Preliminary final report

Year ended 30 June 2007

7. Dividends (in the case of a trust, distributions)

Date the dividend (distribution) is payable	N/A

+Record date to determine entitlements to the dividend (distribution) (ie, on the basis of proper instruments of transfer received by 5.00 pm if +securities are not +CHESS approved, or security holding balances established by 5.00 pm or such later time permitted by SCH Business Rules if +securities are +CHESS approved)	N/A

If it is a final dividend, has it been declared?	N/A

Amount per security

		Amount per security	Franked amount per security at % tax	Amount per security of foreign source dividend
Final dividend:	Current year	Nil	N/A	N/A

	Previous year	Nil	N/A	N/A

Interim dividend:	Current year	Nil	N/A	N/A

	Previous year	Nil	N/A	N/A

Total dividend (distribution) per security (interim plus final)

	Current year	Previous year
Ordinary securities	N/A	N/A

Preference securities	N/A	N/A

8. The dividend or distribution plans shown below are in operation.

N/A

The last date(s) for receipt of election notices for the +dividend or distribution plans	N/A

9. Consolidated retained profits

	Current Year 2007	Previous Year 2006
	A$’000	A$’000
Accumulated losses at the beginning of the financial period	(56,928)	(28,762)
Net loss attributable to members	(121,304)	(28,166)

Accumulated losses at end of financial period	(178,232)	(56,928)

10. NTA backing

	Current Year 2007	Previous Year 2006
Net tangible asset backing per ordinary security	(2.8) cents	(10.1) cents
Net asset backing per ordinary security	13.9 cents	44.1 cents

11. Control gained over entities having material effect

Name of entity (or group of entities)	N/A

Consolidated loss from ordinary activities after tax of the controlled entity (or group of entities) since the date in the current period on which control was +acquired

Date from which such profit has been calculated

Loss from ordinary activities after tax of the controlled entity (or group of entities) for the whole of the previous corresponding period

Loss of control of entities having material effect (A$’000)

Name of entity (or group of entities)	AION Diagnostics, Inc.

Consolidated profit (loss) from ordinary activities after tax of the controlled entity (or group of entities) for the current period to the date of loss of control	(A$1,824)

Date to which the profit (loss) has been calculated	12 April 2007

Consolidated profit (loss) from ordinary activities after tax of the controlled entity (or group of entities) while controlled during the whole of the previous corresponding period	(A$2,291)

Contribution to consolidated profit (loss) from ordinary activities from sale of interest leading to loss of control	A$4,844

Appendix 4E

Preliminary final report

Year ended 30 June 2007

12. Material interests in entities which are not controlled entities

The economic entity has an interest (that is material to it) in the following entities. (If the interest was acquired or disposed of during either the current or previous corresponding period, indicate date of acquisition (“from dd/mm/yy”) or disposal (“to dd/mm/yy”).)

Name of entity	Percentage of ownership interest held at end of period or date of disposal		Contribution to net profit (loss)

Equity accounted associates and joint venture entities	Current period	Previous corresponding period	Current period $A	Previous corresponding period - $A

N/A

Total

Other material interests

N/A

Total

13. Significant information

Any other significant information needed by an investor to make an informed assessment of the entity’s financial performance and financial position:

For the financial year ended 30 June 2007, the loss attributable to members of pSivida is A$121,304,000 (2006: A$28,166,000). The operating loss includes A$94,443,000 (2006: Nil) of intangible asset impairment charges which consisted of approximately A$59,700,000 related to Retisert® and approximately A$34,700,000 related to BrachySil™. Research and development – other totaled A$23,620,000 (2006: A$26,620,000), of which A$8,010,000 (2006: A$9,316,000) consisted of amortization of intangible assets.

During the financial year ended 30 June 2007, the Company entered into multiple amendment agreements in connection with the convertible note originally issued to Sandell Asset Management (“Sandell”) in November 2005, and in September 2006 the Company issued additional convertible notes to other institutional investors. In May 2007 and June 2007, the Company redeemed in full the remaining balances of both convertible notes. In connection with these amendments and the redemptions, the Company incurred losses on extinguishment of debt totaling A$28,160,000 (2006: Nil). At 30 June 2007, the Company had no outstanding debt.

The Company recorded derivative liabilities in connection with the embedded conversion option features of its convertible note agreements. These derivative liabilities were revalued at market during the year ended 30 June 2007 until the notes were redeemed. The change in fair value of derivative resulted in income during the period of A$5,938,000 (2006: A$3,408,000). In connection with several capital raising transactions during the year ended 30 June 2007, the Company issued to investors ordinary shares together with detachable options to purchase additional ordinary shares over a specified time period. To the extent that the options were denominated in A$, which was different to pSivida’s US$ functional currency, the value of the options were recorded as a derivative liability, subject to revaluation at subsequent reporting dates. The change in fair value of derivative related to these investor options resulted in income during the period of A$8,610,000 (2006: Nil).

During the period, the Company sold the shares of its wholly-owned subsidiary, AION Diagnostics, Inc., for total consideration of US$1.85 million in cash and a US$1.5 million note receivable, with interest at 8% per annum, due in April 2008. The Company recorded a gain on sale of A$4,844,000 during the year ended 30 June 2007.

As at 30 June 2007 the consolidated cash position was A$3,146,000 (2006: A$15,447,000) and the Company had 565,950,830 (2006: 397,036,107) shares on issue.

On 6 July 2006, we announced that BioSilicon had demonstrated the capability to act as an adjuvant when delivered with an antigen. An adjuvant is any substance that is capable of enhancing a host response towards an active agent and is often used in conjunction with antigens to enhance the immune response of humans and animals. An antigen is any substance capable of eliciting an immune response. A patent application was filed in the UK for the use of BioSilicon as an adjuvant.

On 31 July 2006, we announced that Gavin Rezos had resigned for personal and family reasons as Managing Director and Chief Executive Officer of pSivida and its subsidiaries. Mr. Rezos agreed to make himself available in Australia as requested by us to help achieve certain goals pending the appointment of a permanent replacement.

On 28 August 2006, we announced that Heather Zampatti resigned as a director of the Company.

On 14 September 2006, we amended the terms of the subordinated convertible promissory note that was issued on 16 November 2005 to Sandell. The amended note continued to have a three year term, with interest at 8% payable quarterly, and allowed for future interest payments to be made in cash or, under certain circumstances, in the form of our NASDAQ-listed ADSs. The note conversion price was adjusted to US$2.00 per ADS, subject to further adjustment based upon certain events or circumstances. In connection with the amendment, we repaid US$2.5 million (A$3.3 million) of the outstanding principal and agreed to pay US$1.0 million (A$1.3 million) in related penalties, which were paid on 14 September 2006. Sandell’s conditional redemption rights under the terms of the original note were replaced by unilateral redemption rights for up to 50% of the amended note principal at 31 July 2007 and 31 January 2008. Sandell retained its existing warrants to purchase 633,803 ADSs, exercisable for six years at an adjusted exercise price of US$7.17 per ADS. In connection with the amendments, we agreed with Sandell to extend the deadline for the registration statement required by the registration rights agreement to be declared effective by the Securities and Exchange Commission, or SEC, through 15 October 2006, with increased penalties if that deadline were missed. Our registration statement was declared effective on 29 September 2006. We were also released from the restrictions on future fundraising transactions contained in the original note documentation. We granted Sandell an additional warrant to purchase 5.7 million ADSs exercisable for five years with an exercise price of US$1.80 per ADS, a security interest in our current royalties, subject to release of that security upon any disposition by us of the royalty stream, and a guarantee by our U.S. subsidiary, pSivida Inc.

On 26 September 2006, we issued three new subordinated convertible promissory notes in the aggregate principal amount of US$6.5 million (A$8.65 million) to institutional investors. The notes were initially convertible into ADSs at a conversion price of US$2.00 per ADS (A$0.27 per ordinary share), subject to adjustment based on certain events or circumstances, including if 108% of the average market price of our ADSs for the ten trading days prior to April 30, 2007 was lower than the then current conversion price. The notes had a three year term, with interest at 8% per annum payable quarterly in arrears in cash or, under certain circumstances, in ADSs at an 8% discount to the ten day volume-weighted average closing price. We also issued warrants to the security holders to purchase 2,925,001 ADSs exercisable for five years with an exercise price of US$2.00 per ADS. We also entered into a registration rights agreement pursuant to which we agreed to file a registration statement covering the resale of the ADSs underlying the notes and the warrants as soon as practicable and to have the registration statement declared effective on or before 1 January 2007. We filed the registration statement on 6 March 2007 and it was declared effective by the SEC on 9 March 2007. We paid US$147,000 (A$186,000) of registration rights penalties to the investors through the effective date. We could redeem the notes at any time by payment of 108% of the face value and could force conversion if the price of our ADSs remained above two times the conversion price for a period of 25 days. The proceeds of the issuance were used for general corporate purposes.

On 10 October 2006, we announced that the first patient had been implanted with BrachySil™ for the treatment of inoperable pancreatic cancer in London.

On 17 October 2006, we signed a letter of agreement further revising the terms of the 16 November 2005 subordinated convertible promissory note with Sandell. Pursuant to that agreement, we were released until 30 March 2007 from the requirement to maintain a net cash balance in excess of 30% of the outstanding principal amount of the note, and instead the net cash balance required to be held by us through that date was reduced to US$1.5 million (A$2.1 million). Sandell further waived any default that would otherwise have resulted from the unavailability of our resale prospectus until we filed our 2006 audited U.S. GAAP-reconciled financial statements. We filed those financial statements on 31 October 2006, thus satisfying the condition in the agreement. In exchange for the foregoing, we were required to make a one-time payment to Sandell of US$800,000 (A$1.1 million) on 28 December 2006 for registration rights penalties through the date of the letter agreement and three payments of US$150,000 (A$205,000) on 31 January 2007, 28 February 2007 and 30 March 2007.

In November 2006, the Company issued 267,500 ADSs (equivalent to 2,675,000 ordinary shares) as a result of the conversion of US$245,000 (A$319,000) of the Sandell convertible note and US$290,000 (A$376,000) of the convertible notes maturing 26 September 2009.

Appendix 4E

Preliminary final report

Year ended 30 June 2007

On 20 December 2006, we issued 14,330,768 fully paid ordinary shares to Australian and European investors at A$0.26 each (US$2.00 per ADS) to raise A$3.7 million (US$2.9 million) before costs. Each share was sold with two free attached options at an exercise price of A$0.26 and a term of four years. These options, which are denominated in a currency other than the functional currency of the Company, are classified as derivative liabilities and carried at fair value on the balance sheet.

On 20 December 2006, we announced that Dr. Roger Aston had been reappointed to the Board of Directors.

On 26 December 2006, we entered into an exclusive negotiation period with a major global pharmaceutical company to acquire a worldwide royalty-bearing license to make, use and sell products using our drug delivery technologies. The pharmaceutical company agreed to make payments totaling US$990,000 (A$1.3 million) in exchange for the exclusive right, for a period of three months, to negotiate a licensing agreement with us and to fund the cost of a pre-clinical study.

On 29 December 2006, we entered into an amendment agreement further revising the terms of the Sandell convertible note. Sandell agreed, among other things and subject to closing, to waive the cash-balance test until 30 March 2007, to defer our scheduled payment of US$800,000, to extend general forbearance for any prior, existing or future defaults until the earlier of the closing of a pending transaction with another party or 31 March 2007 and to add US$306,000 (A$388,000) to the principal of the note, which amount represented the approximate value of the ADSs that we would have issued to satisfy our quarterly interest payment due 2 January 2007 had we qualified to pay with ADSs. In connection with the amendment, the Company issued to Sandell 1.5 million warrants to purchase ADSs over five years with an exercise price of US$2.00 per ADS and agreed to issue an additional 4.0 million ADSs on the same terms at closing. As a result of a subsequent sale of ordinary shares in February 2007, we believed that we had met the conditions for permanent release from the cash balance requirement.

On 9 January 2007, we entered into a drug delivery licensing agreement with a U.S. research company to develop our proprietary Durasert, Zanisert and CODRUG drug delivery technologies for infectious diseases and diseases of the ear. Under the terms of the license, the research company received exclusive rights to our technologies for diseases of the ear and for five specific infectious diseases, namely malaria, HIV/AIDS, influenza, tuberculosis, and osteomyelitis. All costs of development will be borne by the research company and we will be entitled to receive royalties and milestone payments. In addition, we granted the research company co-exclusive rights to the Durasert, Zanisert and CODRUG drug delivery technologies for other infectious diseases. Under this arrangement, either company can elect to convert their co-exclusive rights to exclusive rights for a specific infectious disease indication.

On 24 January 2007, we announced the retirement of Dr. Roger Brimblecombe as Executive Chairman and acting Chief Executive Officer. We also announced the appointments of Dr. Paul Ashton as our Managing Director and Dr. David J. Mazzo as our Chairman of the Board.

On 29 January 2007, we announced that Retisert® had been allocated a product-specific reimbursement code by the Center for Medicare Services (“CMS”) in the United States. The new code replaced the prior hospital outpatient code. CMS also published a payment rate for the code of US$19,345, or 106% of the average sales price for the product. The new code and the Medicare payment rate were effective as of 1 January 2007. Private insurers may pay at different rates than Medicare.

On 22 February 2007, we issued 50,044,132 ordinary shares to Australian, European and U.S. investors at A$0.23 per share for total proceeds of A$11.5 million (US$9.1 million) before costs. Each ordinary share was sold along with options to purchase two additional shares exercisable for four years at an exercise price of A$0.23 per share. These options, which are denominated in a currency other than the functional currency of the Company, are classified as derivative liabilities and carried at fair value on the balance sheet. In addition, the pricing of these units triggered an adjustment of the conversion price of our outstanding convertible notes from US$2.00 per ADS to US$1.62 per ADS.

On 4 April 2007, following an exclusive negotiation period that commenced on 26 December 2006, we announced an exclusive world-wide Collaborative Research and License Agreement with Pfizer, Inc. for our controlled drug delivery technologies, including the Medidur technology, in ophthalmic applications. Under the terms of the agreement, Pfizer agreed to provide up to US$155 million (A$191 million) in development and sales related milestones. In addition to milestone payments, Pfizer will fund the cost of the joint research program. We have granted Pfizer an exclusive license to market all products developed as part of this research collaboration in ophthalmic applications, and Pfizer will pay us a royalty on net sales of those products. Pfizer may terminate the agreement on 60 days notice without cause. In connection with the research and license agreement, Pfizer also made an equity investment in pSivida by purchasing ordinary shares for US$5.0 million (A$6.1 million). The proceeds of that investment were held in escrow until they were used in the full redemption of the Sandell note as of 15 May 2007.

On 5 April 2007, the Company issued 40,896,705 fully paid ordinary shares to European and U.S. investors at A$0.2695 each to raise A$11.0 million before costs. For every two shares purchased, the Company issued one free attaching option over ordinary shares at an exercise price of A$0.2695 and a term of four years. These options, which are denominated in a currency other than the functional currency of the Company, are classified as derivative liabilities and carried at fair value on the balance sheet.

On 13 April 2007, we announced the sale of 100% of the stock of our wholly-owned subsidiary, AION Diagnostics, Inc., to GEM Global Yield Fund, a portfolio management company. At the closing of the transaction on 12 April 2007, we received a cash payment of US$1.5 million (A$1.8 million) and a promissory note of US$1.5 million (A$1.8 million) due within one year. The Company granted an exclusive license for non-electronic imaging diagnostic applications of its BioSilicon™ technology to AION in exchange for sales-based royalties on all commercialized products.

In March and April 2007, the Company issued 3,894,477 ADSs (equivalent to 38,944,770 ordinary shares) as a result of the conversion of US$900,000 (A$1.1 million) of the Sandell convertible note and US$5.4 million (A$6.6 million) of the convertible notes maturing 26 September 2009, all at US$1.62 per ADS.

On 24 April 2007, we and Alimera Sciences announced that enrollment in the Phase III clinical trial of Medidur for DME had exceeded 50%.

On 1 May 2007, we announced that Dr. Roger Aston resigned as a director of the Company to focus on other activities.

On 16 May 2007, we announced the full redemption of the Sandell convertible note in a single payment of US$13.7 million (A$16.5 million). The Company and Sandell simultaneously closed the Second Amendment Agreement dated 29 December 2006, as subsequently amended, pursuant to which we issued to Sandell (i) 4,000,000 warrants to purchase ADSs at an exercise price of US$2.00 per ADS; (ii) 4,000,000 warrants to purchase ADSs at an exercise price of US$1.57 per ADS; (iii) 1,000,000 warrants to purchase ADSs at an exercise price of US$1.95 per ADS; and (iv) 2,341,347 warrants to purchase ADSs at an exercise price of US$1.21 per ADS. Under the terms of the amendment agreement, the Company was granted ten days to file a registration statement to register the shares underlying the warrants previously issued on 14 September 2006, 29 December 2006 and the additional warrants issued at the closing. We filed the registration statement on 24 May 2007 and it was declared effective by the SEC on 11 June 2007.

On 16 May 2007, the Company issued a notice of optional redemption of the convertible notes scheduled to mature on 26 September, 2006, pursuant to which, on 14 June 2007, payments aggregating US$885,000 (A$1.1 million) were made to the note holders.

On 17 May 2007, the Company provided its shareholders with a Notice of General Meeting and Proxy Form for the General Meeting that was to be held in Perth, Australia on 19 June 2007. Among other things, this Notice identified the following three resolutions for which ratification was sought by the Company: (1) past placement of shares to Pfizer; (2) past issuance of warrants to Sandell; and (3) approval of possible placements of ADSs and warrants.

On 19 June 2007, the Company released the results of the General Meeting held on that day. Each of the resolutions described above passed.

On 28 June 2007, we announced an evaluation agreement with an undisclosed large global medical device company to evaluate cardiovascular delivery of drugs using our drug delivery technologies.

On 29 June 2007, the Company entered into definitive agreements to raise approximately US$18.0 million (A$21.3 million) in gross proceeds in a registered direct offering through the sale of ADSs and Warrants. These ADSs and Warrants were offered under the Company’s effective shelf registration statement filed on 6 March 2007 (and declared effective by the SEC on 9 March 2007).

Registration Rights Agreements

During each of the years ended 30 June 2007 and 2006, the Company entered into registration rights agreements in connection with certain capital raise and convertible note transactions and with former shareholders of CDS. These registration rights agreements required the Company to register with the SEC the resale of ADSs issued to such persons. The Company’s obligations to register ADSs in such transactions were subject to various deadlines, and the Company’s failure to meet certain of these deadlines resulted in monetary compensation against the Company. Predominantly related to our convertible note financing transactions we incurred registration rights penalties totalling US$2,274,000 (A$2,893,000) and US$370,000 (A$498,000) for the years ended 30 June 2007 and 2006, respectively. These amounts are included in interest and finance

Appendix 4E

Preliminary final report

Year ended 30 June 2007

costs in the income statement. All required registration statements were filed and declared effective by the SEC during the year ended 30 June 2007. The Company has ongoing obligations to maintain the effectiveness of these registration statements through the timely filing of the Company’s financial statements with the SEC. Failure to maintain the effectiveness of the registrations could result in potential future monetary penalties.

Subsequent Events

On 5 July 2007 and 13 July 2007, in separate closings, the Company completed the registered direct share offering of 14,402,000 units at a price of US$1.25 (A$1.46) per unit for gross proceeds of US$18.0 million (A$21.0 million). Each unit consisted of (i) one ADS, representing ten ordinary shares; and (ii) one warrant to purchase 0.40 ADS, with a warrant exercise price of US$1.65 (A$1.93). Of the total offering, 5,200,000 units were purchased by Pfizer in accordance with the terms of the Collaborative Research and License Agreement dated 3 April 2007. In addition, the Company simultaneously completed a sale of ordinary shares and warrants to an Australian investor at the equivalent price of A$0.146 (US$0.125) per unit under the same terms and conditions noted above. This sale of 20,547,945 units resulted in additional gross proceeds of A$3.0 million (approximately US$2.6 million).

On 3 August 2007, the Company announced the appointment of Dr. Katherine Woodthorpe as an Australian-based Non-Executive Director. Dr. Woodthorpe has more than 25 years experience in the technology and commercialization industry and currently serves as the Chief Executive of the Australian Private Equity and Venture Capital Association (AVCAL).

On 13 August 2007, we announced the completion of the recruitment phase of our Phase IIa clinical study of BrachySil for the treatment of inoperable pancreatic cancer in the United Kingdom and Singapore.

On 27 August 2007, the Company announced that it was no longer a “foreign private issuer” (FPI) as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following the closing of its July 2007 registered direct share offering, and based on an analysis of its current stockholders in accordance with the applicable rules, the Company has concluded that more than 50% of its outstanding voting securities are currently directly or indirectly owned by residents of the United States. Consequently, pSivida is no longer an FPI and is subject to all of the reporting requirements of the Exchange Act and other rules applicable to a U.S. domestic issuer.

14. Foreign entities set of accounting standards used in compiling the report (IAS)

N/A

15. Commentary on the results for the period.

15.1	Earnings per security (EPS)

	Current Year 2007	Previous Year 2006
Basic EPS (cents per share)	(27.08)	(9.21)
Diluted EPS (cents per share)	(27.08)	(9.21)

15.2	Returns to shareholders (Including distributions and buy backs)

	Current period - $A	Previous corresponding period - $A
Ordinary securities	N/A	N/A
Preference securities	N/A	N/A
Other equity instruments	N/A	N/A

Total	N/A	N/A

The +dividend or distribution plans shown below are in operation.

N/A

The last date(s) for receipt of election notices for the dividend or distribution plans	N/A

Any other disclosures in relation to dividends (distributions).	N/A

15.3	Significant features of operating performance

Refer to Item 13.

15.4	Segment Information

a) Business Segment – Primary Segment

The economic entity operates in only one business segment being the biotechnology sector.

b) Geographic Segment – Secondary Segment

	Segment revenues		Segment assets		Acquisition of segment assets
	2007	2006	2007	2006	2007	2006
	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000
Australia	—	—	2,825	12,793	6	319
United States	3,122	1,324	71,026	151,192	74	153,631
United Kingdom	107	69	27,693	69,300	17	953
Singapore	7	—	10	2,201	—	19

Consolidated	3,236	1,393	101,554	235,486	97	154,922

15.5	Report on trends in performance

None

15.6	Report any factors which have affected the results during the reporting period or which are likely to affect results in the future, including those where the effect could not be quantified.

Appendix 4E

Preliminary final report

Year ended 30 June 2007

N/A

Any other information required to be disclosed to enable the reader to compare the information presented with equivalent information for previous periods. This must include information needed by an investor to make an informed assessment of the entity’s activities and results.

N/A

16. Compliance statement

This report is based on accounts to which one of the following applies.

(Tick one)

☐	The accounts have been audited.	☐	The accounts have been subject to review.

✓	The accounts are in the process of being audited or subject to review.	☐	The accounts have not yet been audited or reviewed.

17. If the accounts have not yet been audited or subject to audit review and are likely to be subject to dispute or qualification, a description of the likely dispute or qualification:

N/A

18. If the accounts have been audited or subject to review and are subject to dispute or qualification, a description of the dispute or qualification:

N/A

Sign here:		Date: 31 August 2007
(Company Secretary)

Print name:	Aaron Finlay